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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                                 Opsware, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68383A 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 18

CUSIP No. 68383A 10 1                                         Page 2 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners IV, L.P. ("BCP IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             4,362,954   shares,   except  that   Benchmark   Capital
   SHARES               Management  Co. IV,  L.L.C.  ("BCMC  IV"),  the  general
BENEFICIALLY            partner  of BCP IV,  may be deemed to have sole power to
  OWNED BY              vote   these    shares,    and    Alexandre    Balkanski
    EACH                ("Balkanski"),  David  M.  Beirne  ("Beirne"),  Bruce W.
  REPORTING             Dunlevie  ("Dunlevie"),  J. William  Gurley  ("Gurley"),
   PERSON               Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
    WITH                Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
                        ("Spurlock"),  the  members of BCMC IV, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,362,954  shares,  except  that  BCMC IV,  the  general
                        partner  of BCP IV,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC IV,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,362,954
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 3 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV, L.P. ("BFF IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             1,251,095  shares,  except  that  BCMC IV,  the  general
   SHARES               partner  of BFF IV,  may be deemed to have sole power to
BENEFICIALLY            vote these  shares,  and  Balkanski,  Beirne,  Dunlevie,
  OWNED BY              Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
    EACH                members of BCMC IV, may be deemed to have  shared  power
  REPORTING             to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,251,095  shares,  except  that  BCMC IV,  the  general
                        partner  of BFF IV,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC IV,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,251,095
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 4 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             163,174 shares, except that BCMC IV, the general partner
   SHARES               of BFF IV-A,  may be  deemed to have sole  power to vote
BENEFICIALLY            these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
  OWNED BY              Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
    EACH                BCMC IV,  may be  deemed  to have  shared  power to vote
  REPORTING             these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        163,174 shares, except that BCMC IV, the general partner
                        of BFF IV-A may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      163,174
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 5 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             48,575 shares,  except that BCMC IV, the general partner
   SHARES               of BFF IV-B,  may be  deemed to have sole  power to vote
BENEFICIALLY            these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
  OWNED BY              Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
    EACH                BCMC IV,  may be  deemed  to have  shared  power to vote
  REPORTING             these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        48,575 shares,  except that BCMC IV, the general partner
                        of BFF IV-B, may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      48,575
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 6 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-X, L.P. ("BFF IV-X")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             516,076 shares, except that BCMC IV, the general partner
   SHARES               of BFF IV-X,  may be  deemed to have sole  power to vote
BENEFICIALLY            these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
  OWNED BY              Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
    EACH                BCMC IV,  may be  deemed  to have  shared  power to vote
  REPORTING             these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        516,076 shares, except that BCMC IV, the general partner
                        of BFF IV-X, may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      516,076
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 7 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. IV, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        6,341,874  shares, of which 4,362,954 are directly owned
                        by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
                        163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
  NUMBER OF             directly owned by BFF IV-X. BCMC IV, the general partner
   SHARES               of BCP IV, BFF IV, BFF IV-A,  BFF IV-B and BFF IV-X, may
BENEFICIALLY            be deemed to have sole power to vote these  shares,  and
  OWNED BY              Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
    EACH                Rachleff  and  Spurlock,  the members of BCMC IV, may be
  REPORTING             deemed to have shared power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        6,341,874  shares, of which 4,362,954 are directly owned
                        by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
                        163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly owned by BFF IV-X. BCMC IV, the general partner
                        of BCP IV, BFF IV, BFF IV-A,  BFF IV-B and BFF IV-X, may
                        be deemed to have sole power to dispose of these shares,
                        and Balkanski,  Beirne, Dunlevie, Gurley, Harvey, Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC IV, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,341,874
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 8 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alexandre Balkanski
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               648,958  shares,  all of which are  directly  owned by a
BENEFICIALLY            trust,  and Balkanski,  as trustee of the trust,  may be
  OWNED BY              deemed to have sole power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                6,341,874  shares, of which 4,362,954 are directly owned
                        by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
                        163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X, and Balkanski,  a member of BCMC IV, may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        648,958  shares,  all of which are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,990,832
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                         Page 9 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Beirne
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               106,064  shares,  all of which are  directly  owned by a
BENEFICIALLY            trust,  and  Beirne,  as trustee  of the  trust,  may be
  OWNED BY              deemed to have sole power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                6,341,874  shares, of which 4,362,954 are directly owned
                        by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
                        163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X, and Beirne,  a member of BCMC IV, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        106,064  shares,  all of which are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,447,938
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 10 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce W. Dunlevie
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               374,405  shares,  all of which are  directly  owned by a
BENEFICIALLY            trust,  and  Dunlevie,  as trustee of the trust,  may be
  OWNED BY              deemed to have sole power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                6,341,874  shares, of which 4,362,954 are directly owned
                        by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
                        163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X,  and Dunlevie,  a member of BCMC IV, may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        374,405  shares,  all of which are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,716,279
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 11 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. William Gurley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               43,717 shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             6,341,874  shares, of which 4,362,954 are directly owned
   PERSON               by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
    WITH                163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X, and Gurley,  a member of BCMC IV, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        43,717 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,385,591
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 12 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin R. Harvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        329,405  shares,  all of which are  directly  owned by a
  NUMBER OF             trust,  and  Harvey,  as trustee  of the  trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             6,341,874  shares, of which 4,362,954 are directly owned
   PERSON               by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
    WITH                163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X, and Harvey,  a member of BCMC IV, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        329,405  shares,  all of which are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,671,279
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 13 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Kagle
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        111,900  shares,  all of  which  are  directly  owned by
  NUMBER OF             several trusts, and Kagle, as trustee of the trusts, may
   SHARES               be deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             6,341,874  shares, of which 4,362,954 are directly owned
   PERSON               by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
    WITH                163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X,  and Kagle,  a member of BCMC IV, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        111,900  shares,  all of  which  are  directly  owned by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,453,774
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 14 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew S. Rachleff
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        789,821  shares,  all of which are  directly  owned by a
  NUMBER OF             trust,  and  Rachleff,  as trustee of the trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             6,341,874  shares, of which 4,362,954 are directly owned
   PERSON               by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
    WITH                163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X,  and Rachleff,  a member of BCMC IV, may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        789,821  shares,  all of which are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,131,695
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 15 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Spurlock
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        8,744  shares,  all of  which  are  directly  owned by a
  NUMBER OF             trust,  and  Spurlock,  as trustee of the trust,  may be
   SHARES               deemed to have sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             6,341,874  shares, of which 4,362,954 are directly owned
   PERSON               by BCP  IV,  1,251,095  are  directly  owned  by BFF IV,
    WITH                163,174 are directly  owned by BFF IV-A,  48,575  shares
                        are directly  owned by BFF IV-B,  and 516,076 shares are
                        directly  owned  by BFF  IV-X.  BCMC  IV is the  general
                        partner of BCP IV,  BFF IV,  BFF IV-A,  BFF IV-B and BFF
                        IV-X,  and Spurlock,  a member of BCMC IV, may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        8,744  shares,  all of  which  are  directly  owned by a
                        trust,  and  Spurlock,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,341,874 shares, of which 4,362,954 are directly owned by BCP IV, 1,251,095 are directly owned by BFF IV, 163,174 are directly owned by BFF IV-A, 48,575 shares are directly owned by BFF IV-B, and 516,076 shares are directly owned by BFF IV-X. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, BFF IV-B and BFF IV-X, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,350,618
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68383A 10 1                                        Page 16 of 19 Pages
--------------------------------------------------------------------------------


         This statement amends the Statement on 13G filed by Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P., Benchmark Founders' Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C., Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven
M. Spurlock, and includes the information hereby filed by Benchmark Founders' Fund IV-X, L.P. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

CUSIP No. 68383A 10 1                                        Page 17 of 19 Pages
--------------------------------------------------------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2004

                                 BENCHMARK CAPITAL PARTNERS IV, L.P., a
                                 Delaware Limited Partnership

                                 BENCHMARK FOUNDERS' FUND IV, L.P., a
                                 Delaware Limited Partnership

                                 BENCHMARK FOUNDERS' FUND IV-A, L.P., a
                                 Delaware Limited Partnership

                                 BENCHMARK FOUNDERS' FUND IV-B, L.P., a
                                 Delaware Limited Partnership

                                 BENCHMARK FOUNDERS' FUND IV-X, L.P., a
                                 Delaware Limited Partnership

                                 BENCHMARK CAPITAL MANAGEMENT CO. IV,
                                 L.L.C., a Delaware Limited Liability Company




                                 By:    /s/ Steven M. Spurlock
                                        ----------------------------------------
                                        Steven M. Spurlock
                                        Managing Member



                                 ALEXANDRE BALKANSKI
                                 DAVID M. BEIRNE
                                 BRUCE W. DUNLEVIE
                                 J. WILLIAM GURLEY
                                 KEVIN R. HARVEY
                                 ROBERT C. KAGLE
                                 ANDREW S. RACHLEFF
                                 STEVEN M. SPURLOCK


                                 By:    /s/ Steven M. Spurlock
                                        ----------------------------------------
                                        Steven M. Spurlock
                                        Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

CUSIP No. 68383A 10 1                                        Page 18 of 19 Pages
--------------------------------------------------------------------------------



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX




                                                           Found on
                                                         Sequentially
Exhibit                                                  Numbered Page
-------                                                  -------------
Exhibit A:  Agreement of Joint Filing                         19

CUSIP No. 68383A 10 1                                        Page 19 of 19 Pages
--------------------------------------------------------------------------------


                                    EXHIBIT A



                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Opsware, Inc. shall be filed on behalf of each of the Reporting Persons.

Date:  February 13, 2004

                                   BENCHMARK CAPITAL PARTNERS IV, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-B, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-X, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. IV,
                                   L.L.C., a Delaware Limited Liability Company




                                   By:    /s/ Steven M. Spurlock
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Managing Member



                                   ALEXANDRE BALKANSKI
                                   DAVID M. BEIRNE
                                   BRUCE W. DUNLEVIE
                                   J. WILLIAM GURLEY
                                   KEVIN R. HARVEY
                                   ROBERT C. KAGLE
                                   ANDREW S. RACHLEFF
                                   STEVEN M. SPURLOCK


                                   By:    /s/ Steven M. Spurlock
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.